PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: Matt McNulty

              Chief Financial Officer                                                                                                904/858-9100

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR

THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2023

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; August 3, 2023

Third Quarter Operating Results

The Company reported net income of $1,187,000, or $.33 per share for the quarter ended June 30, 2023, compared to $771,000, or $.22 per share in the same quarter last year.

Revenue miles were up 379,000, or 7.1%, over the same quarter last year. Operating revenues for the quarter were $24,253,000, up $752,000 from the same quarter last year due to higher miles, rate increases, and an improved business mix. Operating revenue per mile was down $.16, or 3.6% due mainly to lower fuel surcharges as diesel prices have declined since the same quarter last year.

Compensation and benefits increased $1,490,000, mainly due to the increases in driver compensation, a $126,000 increase in training pay versus the same quarter last year and an increase in owner operators. Fuel expense decreased $1,242,000 due to lower diesel prices in the quarter. Insurance and losses decreased $266,000 due to lower risk insurance claims offset by increased health insurance claims. Sales, general & administrative increased $381,000 due mainly to bonus accruals. Gain on sale of equipment was $432,000 versus $163,000 in the same quarter last year.

As a result, operating profit this quarter was $1,499,000 compared to $913,000 in the same quarter last year.

First Nine Months Operating Results for Fiscal year 2023

The Company reported net income of $2,147,000, or $.60 per share for the nine months ended June 30, 2023, compared to $6,720,000, or $1.85 per share in the same period last year. Net income in the nine months ended June 30, 2022 included $6,281,000, or $1.73 per share, from gains on real estate net of income taxes that did not occur in the current period.

Revenue miles were up 177,000, or 1.1%, over the same period last year. Operating revenues for the period were $70,568,000, up $5,568,000 from the same period last year due to rate increases and an improved business mix. Operating revenue per mile was up $.29, or 7.2%.

Compensation and benefits increased $4,692,000, mainly due to the increases in driver compensation, a $422,000 increase in training pay versus the same period last year and increases in owner operators. Fuel expense decreased $802,000 due to declining diesel prices in the second and third quarters offset by higher diesel prices in the first quarter. Insurance and losses decreased $1,022,000 due to lower risk and health insurance claims. Depreciation expense was down $313,000 in the period. Sales, general & administrative increased $787,000 due mainly to bonus accruals, increased travel and higher 401(k) match. Gain on sale of equipment was $773,000 versus $642,000 in the same period last year.

As a result, operating profit this period was $2,703,000 compared to $8,815,000 in the same period last year. Prior year gain on the sale of land was $8,330,000 due to the sale of our former terminal location in Tampa, FL. Operating ratio was 96.2 in the first nine months versus 86.4 in the same period last year.

Summary and Outlook

The adjustments we made to customer rates and driver pay beginning back in April, 2021 have benefitted us throughout this fiscal year. Our driver count has increased by approximately 12% since October 1 2022, our total revenue per mile is up over 7% and our annualized turnover rate has declined from 77.0% last year to 73.4% in fiscal 2023. While the driver training cost has increased significantly year over year, the added driver capacity has allowed us to add some quality new business with both existing and new customers in a few markets and we are working to continue that trend.

Our balance sheet remained stable with $7.4 million of cash as of June 30, 2023, with no outstanding debt. Through the first nine months we have purchased 52 new tractors. For the remainder of fiscal 2023 we are planning to replace 21 additional tractors (16 are replacing lease units) and anticipate a total capital expenditure of approximately $12 million in fiscal 2023.

Conference Call

The Company will host a conference call on August 3, 2023 at 3:00 PM (EDT). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-888-506-0062 domestic or international at 1-973-528-0011. Computer audio live streaming is available at https://www.webcaster4.com/Webcast/Page/2058/48718. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-481-4010 domestic or international 1-919-882-2331 then enter pass code 48718. An audio archive can also be accessed at https://www.webcaster4.com/Webcast/Page/2058/48718.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; impact of COVID-19; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company’s transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	JUNE 30,		JUNE 30,
	2023	2022	2023	2022

Operating revenues	$24,253	23,501	70,568	65,000

Cost of operations:
Compensation and benefits	11,264	9,774	32,512	27,820
Fuel expenses	2,723	3,965	9,041	9,843
Repairs & tires	1,649	1,502	4,390	4,163
Other operating	792	739	2,300	2,193
Insurance and losses	1,652	1,918	5,280	6,302
Depreciation expense	1,360	1,363	3,933	4,246
Rents, tags & utilities	669	651	1,960	2,032
Sales, general & administrative	2,709	2,328	7,732	6,945
Corporate expenses	368	511	1,490	1,613
Gain on sale of terminal sites	—	—	—	(8,330)
Gain on disposition of PP&E	(432)	(163)	(773)	(642)
Total cost of operations	22,754	22,588	67,865	56,185

Total operating profit	1,499	913	2,703	8,815

Interest income and other	87	13	228	17
Interest expense	(4)	(4)	(13)	(13)

Income before income taxes	1,582	922	2,918	8,819
Provision for income taxes	395	151	771	2,099

Net income	$1,187	771	2,147	6,720

Unrealized investment gains (losses), net	(1)	(4)	5	(7)

Comprehensive income	$1,186	767	2,152	6,713

Earnings per common share:
Net income -
Basic	$0.34	0.22	0.61	1.95
Diluted	$0.33	0.22	0.60	1.85

Number of shares (in thousands) used in computing:
-basic earnings per common share	3,527	3,483	3,511	3,453
-diluted earnings per common share	3,630	3,504	3,585	3,628

PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	September 30,
Assets	2023	2022
Current assets:
Cash and cash equivalents	$7,425	8,302
Accounts receivable (net of allowance for doubtful accounts of $62 and $68, respectively)	5,690	5,296
Inventory of parts and supplies	928	1,006
Prepaid tires on equipment	1,656	1,486
Prepaid taxes and licenses	151	378
Prepaid insurance	2,301	3,927
Prepaid expenses, other	136	163
Total current assets	18,287	20,558

Property and equipment, at cost	76,106	72,816
Less accumulated depreciation	51,393	52,567
Net property and equipment	24,713	20,249

Operating lease right-of-use assets	2,969	2,424
Goodwill	3,637	3,637
Intangible assets, net	408	556
Other assets, net	129	142
Total assets	$50,143	47,566

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,882	1,964
Federal and state taxes payable	122	594
Accrued payroll and benefits	3,902	3,208
Accrued insurance	525	1,053
Accrued liabilities, other	327	1,010
Operating lease liabilities, current portion	738	884
Total current liabilities	7,496	8,713

Operating lease liabilities, less current portion	2,615	1,705
Deferred income taxes	3,944	3,631
Accrued insurance	1,476	1,476
Other liabilities	836	854
Total liabilities	16,367	16,379
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, 5,000,000 shares authorized, of which 250,000 shares are designated Series A Junior Participating Preferred Stock; $0.01 par value; None issued and outstanding	—	—
Common stock, $.10 par value; (25,000,000 shares authorized; 3,526,489 and 3,484,004 shares issued and outstanding, respectively)	353	348
Capital in excess of par value	40,390	39,958
Accumulated deficit	(7,043)	(9,190)
Accumulated other comprehensive income, net	76	71
Total shareholders’ equity	33,776	31,187
Total liabilities and shareholders’ equity	$50,143	47,566